 Exhibit 10.1
WESTMORELAND COAL COMPANY	Page 1 of 4 Number: GPC-001 Revision Date: May 21, 2007 Supersedes Policy GPC-001 Dated 7/26/04
Manual of Policies: COMPENSATION	Approved Issuing Officer: /s/ Keith E. Alessi
Title: SEVERANCE POLICY	Name: Keith E. Alessi Title: Interim CEO & President

1.	POLICY STATEMENT

It is the policy of the Westmoreland Coal Company, (“the Company”, or “Westmoreland”) to pay severance benefits under certain specific circumstances, as defined by this policy, to certain non-classified employees who are involuntarily terminated for reasons other than cause and under certain conditions described herein. The purpose of severance is to aid employees for hardships incurred upon loss of employment. This policy applies to non-classified employees of Westmoreland Coal Company and all of its direct and indirect subsidiaries.

2.	FUTURE OF THE POLICY

Although the Company currently expects to continue the provisions of this policy, the Company reserves the right to change or amend at any time, at its sole discretion, any and all terms and conditions of this policy, or to terminate this policy in its entirety; upon 6 months notice to employees covered under this policy.

3.	ELIGIBILITY

You are an “Eligible Employee” if:

•	You are an active full-time employee of the Company, scheduled to work at least 40 hours per week, AND

•	Your employment terminates due to:

1.	Involuntary termination that is not for Cause, including but not limited to, permanent layoff, permanent reduction in force, or termination of employment due to lack of work or job elimination; or

2.	The sale of a facility or division or segment of business; or

3.	A position being relocated more than 50 miles from its present location and eligible participant is offered and declines to relocate.

•	You have a position on the date your employment terminates that is listed in the Position or Classification section of the attached Addendum; AND

•	Within 30 days following your termination with Employer you do not receive an offer of Similar Employment from the Employer or any of its affiliates or subsidiaries, or (i) your employment is terminated by the Employer as a result of or in relation to a sale of an Employer or any of its assets, business unit(s), or divisions(s), subsidiaries or affiliates or the contracting out or outsourcing of any function within an Employer, and (ii) you do not receive an offer of Similar Employment from the purchasing, contracting, or outsourcing party or a successor thereto. “Similar Employment” means a position with pay and Working Conditions that are reasonably comparable to that of your last position with the Company. For purposes of the Policy, “Working Conditions”do not include employee benefits. An Employee is not eligible for severance benefits hereunder, if that an Employee does not accept the Similar Employment; AND

•	You sign, return to the Employer and do not revoke the Release Agreement (“Release Agreement”) within the time frames specified in that document or a letter accompanying same in a form satisfactory to the Company.

Title: SEVERANCE POLICY	No. GPC - 001	Date Issued: 5/21/07	Supersedes Policy IV-19 Dated 10/1/94	Page 2 of 4

4.	INELIGIBILITY

•	The following are NOT Eligible Employees:

•	Employees who are covered by a collective bargaining agreement that does not provide for participation in this Policy.

•	Seasonal, Part-time and/or Temporary workers and independent contractors.

•	Employees whose employment is terminated due to the employee’s resignation, death, or disability (as defined in the Company’s long-term disability Policy applicable to you).

•	Employees whose employment is terminated for Cause, as defined herein.

o	For Cause: Gross or willful misconduct that is injurious to the Company, or its Subsidiaries or Affiliates, which includes but is not limited to an act or acts constituting embezzlement, misappropriation of funds or property of the Company, larceny, fraud, gross negligence, crime or crimes resulting in a felony conviction, moral turpitude or behavior that brings the employee into public disrepute, contempt, scandal or ridicule or that reflects unfavorably upon the reputation or high moral or ethical standards of the Company or violation of Company policy including but not limited to the policies set forth on Code of Business Conduct and Fitness for Duty; willful misrepresentation to the Company’s directors, officers, managers, supervisors, employees or third parties; or failure to meet the duties of care and loyalty to the Company. For purposes of this paragraph, failure to act on the participant’s part shall be considered “willful” if done by the participant without a reasonable belief that the omission was in the best interest of the Company.

•	Any employee who refuses to sign, revokes or subsequently breaches the Release Agreement.

•	Any employee who is in material violation of company policy or in material breach of statutory or common law duties that the Employee owes to the Company.

•	Any employee who is not otherwise an Eligible Employee, as provided above.

5.	DETERMINATION AND PAYMENT OF SEVERANCE PAYMENTS

If you are an Eligible Employee, you may be eligible to receive severance benefits that consist of three parts:

•	Severance Compensation

•	Medical, Vision, Dental and EAP Benefit Continuation

•	Outplacement Assistance

5.1.	Severance Compensation: Severance compensation will be calculated based upon your Position or Classification on the date your employment terminates and completed Years of Service as set forth in the attached Addendum.

For purposes of calculating severance compensation, base pay means your “weekly base pay” in effect for the payroll period during which employment with the Company is terminated. Overtime, bonuses, commissions, incentive pay and any taxable or nontaxable fringe benefit or payment will be excluded. “Weekly base pay” means 40 hours multiplied by your base hourly rate only for hourly employees, and your annual base salary divided by 52 for exempt employees. Your “monthly base pay” is computed by multiplying your “weekly base pay” by 52 and then dividing that number by 12. “Year of Service” means each completed full year of continuous service with the Company from your date of hire. Partial Years of Service with the Company will not be included in calculating your severance compensation.

Title: SEVERANCE POLICY	No. GPC - 001	Date Issued: 5/21/07	Supersedes Policy IV-19 Dated 10/1/94	Page 3 of 4

In addition, your severance benefit under the Severance Policy will be reduced (but not below zero) by all amounts of severance pay or similar pay to which you may be entitled to under any other Company severance Policy, benefits mandated by state or federal law, payment in lieu of WARN notification or any individual written employment agreement or other written agreement relating to payment upon separation from employment or change of control of the Company.

Severance payments will be paid in equal installments on the normal payroll schedule and shall be net of any tax, medical or other required withholdings.

5.2.	Medical, Dental, Vision and/or EAP Benefit Continuation: If you have medical, dental, vision and/or EAP coverage provided by or through the Employer upon your termination of employment, these coverages will be continued for you at the Employer’s expense through the period specified in the attached Addendum based on your Position or Classification on the date your employment terminates. You and your dependents may have the right to continue your coverage on a self-pay basis at the established COBRA rates after the period for which the Policy pays for the continuation of coverage.

Additionally, the benefit continuation benefit applies only to medical, dental, vision and EAP benefits under Employer-sponsored Plans. It is not provided for the cost of any flexible spending account coverage (which in certain circumstances is also subject to COBRA) or other benefits (for example life insurance or long term disability benefits.) Except for the limited continuation of health coverage discussed here, other employee benefit plans and arrangements of the Employer stop when your employment terminates in accordance with the standard rules of such Plans and arrangements.

5.3.	Outplacement Assistance. You will be able to obtain outplacement assistance services from an outplacement firm selected by the Employer for a specified period of time, as indicated in the Addendum, based on your Position or Classification on the date your employment terminates.

6.	CONDITIONS TO PAYMENT OF BENEFITS

As a condition of your entitlement to severance benefits under the Severance Policy, you must agree in writing to release the Company and others associated with the Company from any and all legal claims, except those preserved by public policy, associated with your employment by the Company by signing and not revoking the Release Agreement.

Your severance benefits will be paid in equal installments on the normal payroll schedule and will begin after the expiration of any applicable waiting periods set forth in the Release Agreement. Your severance benefits will be subject to all applicable tax and other withholdings. No deductions will be made as contributions to the Westmoreland Coal Company Savings and Retirement 401(k) Policy. As provided above, you will not be paid severance benefits if you are in material violation of applicable Company policies or you are in violation of any other legal or contractual obligation you may owe the Company including without limitation the Release Agreement. To the extent that an eligible Employee is or has been covered by any other Company severance Policy(s) or arrangement(s), this Severance Policy expressly supersedes and replaces any and all such Policies or arrangements (other than an individual written employment agreement or other written agreement relating to payment upon separation from employment, including change of control agreements) the terms of which will supersede this Policy to the extent such terms are inconsistent herewith.

If you become re-employed with the Company in any category of employment prior to your receipt of your severance compensation, your severance benefits under the Severance Policy resulting from the termination will cease, and you again will be subject to the terms of this Policy.

If a court of competent jurisdiction, including without limitation a United States Bankruptcy Court, limits the amount or ability of the Company to pay benefits hereunder, neither the Company, its parent, subsidiaries, affiliates, or successors and their respective employees, officers, directors, shareholders, and agents will have any liability therefore. Likewise, regardless of whether benefits described hereunder are in certain jurisdictions deemed to be wages or compensation, no employee, officer, director, shareholder, or agent of the Company or its parent, subsidiary, affiliates or successors assumes any liability for the payment of benefits hereunder.

Title: SEVERANCE POLICY	No. GPC - 001	Date Issued: 5/21/07	Supersedes Policy IV-19 Dated 10/1/94	Page 4 of 4

7.	SURVIVABILITY OF PAYMENTS

The commitments under this policy shall survive, to the extent permissible by law, upon the bankruptcy, insolvency, liquidation or dissolution of the Company.

ADDENDUM
WESTMORELAND COAL COMPANY SEVERANCE POLICY FOR NON-UNION EMPLOYEES
MAY 21, 2007

Level	Position or Classification*	Severance Compensation	Outplacement Assistance	Health Benefit Continuation
1	• Chief Financial Officer
•    General Counsel
•    Senior Vice President - Power
•    VP Mine Planning & Engineering
•    VP Treasurer
•    VP Development
•    VP Strategic Planning and
      Administration
•    VP HR & Risk Management
•    VP Sales & Marketing
•    VP Coal Operations
•    Exec VP Eastern Region/Power
•    Controller
•    Such other positions not listed above
      that participated in the Annual Incentive
	Plan at levels 1 through 4	Twelve (12) months of monthly base pay as defined in this document	12 month program	12 months
2	• Vice President - Corp Relations
•    Vice President - Government and
      Community Relations
•    VP - Coal Sales
•    Director - Business Management, Coal
      Operations
•    Assistant General Counsel
•    Director - Information Technology
•    Such other positions not listed above
      which participates in the Annual
	Incentive Plan at Levels 5 through 7	Nine (9) months of monthly base pay; plus one week of base pay for each year of service, not to exceed a maximum of 12 months of monthly base pay as defined in this document.	6 month program	9 months
3	• Internal Audit Manager
•    Senior Manager, HR, Benefits and
      Payroll
•    Assistant Controller
•    Senior Manager position
•    Such other positions not listed above
      which participates in the Annual
	Incentive Plan at Levels 8 through 9	Six (6) months of monthly base pay; plus one week of base pay for each year of service, not to exceed a maximum of 12 months of monthly base pay as defined in this document.	6 month program	6 months
4	Other Management Personnel - Must manage a function or personnel	One (1) month of monthly base pay as defined in this document + 1 week of weekly base pay as defined in this document for each year of service not to exceed 26 weeks	3 month program	3 months
5	Other Exempt Salaried Personnel who are Individual Contributors	One (1) month of monthly base pay as defined in this document + 1 week of weekly base pay as defined in this document for each year of service not to exceed 26 weeks	2 day program	3 months
6	Non-Exempt or Hourly Personnel	One (1) week of weekly base pay as defined in this document per Year of Service - 2 week minimum not to exceed 26 weeks	2 day program	3 months